Exhibit 99.1
FOR IMMEDIATE RELEASE
United American Healthcare Corporation Announces
Senior Management Appointments and relocation to Chicago
DETROIT, Nov. 5, 2010 — United American Healthcare Corporation (OTCQB: UAHC) today announced that its Board of Directors has approved key appointments to the Company’s senior management team. UAHC management also announced that the company will relocate its headquarters from Detroit, Michigan to Chicago, Illinois.
•	John M. Fife, Chairman of the Board, has been named President and CEO of UAHC, succeeding William C. Brooks, who will continue to serve on the Board. Mr. Fife was elected to the UAHC Board at the Annual Meeting of Shareholders held on Sept. 30, 2010, and was named Chairman on Oct. 21, 2010. Since 1998, Mr. Fife has been president of CVM, Inc., the manager of Chicago Venture Management, LLC, which is the general partner of Chicago Venture Partners, L.P., a private equity fund based in Chicago. In addition, since 2004 Mr. Fife has been chairman of Pulse Systems, LLC, as well as Typenex Medical, LLC, a privately held medical supply company whose products are used to enhance transfusion safety within hospital blood banks worldwide. Mr. Fife has extensive knowledge and experience in the healthcare industry, as well as in acquisitions, capital markets, finance, marketing, international business and entrepreneurship. He holds an MBA from Harvard Business School.
•	Robert Sullivan has been named Chief Financial Officer and Treasurer of UAHC, succeeding Bill Dennis, who will continue to serve the Company in a consulting capacity until the end of 2010. Since 2002, Mr. Sullivan has been CFO of Chicago Venture Partners, L.P.. He also serves as CFO of Pulse Systems, LLC and Typenex Medical, LLC. Previously, Mr. Sullivan held a number of finance-related positions, including treasurer, at Evangelical Health Systems (now Advocate Healthcare). Mr. Sullivan holds a bachelor’s degree from Roosevelt University in Chicago and an MBA from the University of Chicago.
“Bob and I are excited to work to facilitate UAHC’s continued smooth integration of Pulse Systems,” said Mr. Fife. “Together with our management team at Pulse, we are committed to driving growth in our contract manufacturing business through greater efficiencies, reducing costs, and building the top and bottom line.”
UAHC also announced the phasing out of its headquarters office in Detroit, as the new senior management team will manage UAHC’s operations from offices located at 303 East Wacker Drive, Suite 1200, Chicago, IL 60601. It is expected that the Company’s remaining Detroit-based executives and staff will remain until the end of 2010, when the transition is expected to be completed. Mr. Fife added: “I would like to thank Mr. Brooks and Mr. Dennis for their generous
-more-

offer to consult with UAHC during this transition period. We are grateful for their efforts in the past, as well as their desire to help UAHC flourish in this new stage of its life.”
About United American Healthcare Corporation

United American Healthcare Corporation (UAHC) is a provider of contract manufacturing services to the medical device industry, following its June 2010 acquisition of Pulse Systems, LLC, a leading provider to the medical device industry since 1998. UAHC has been a healthcare management company since 1985. For more information, please visit the Company’s web site at www.uahc.com.
United American Healthcare Corporation Safe Harbor Statement

Forward-looking statements by United American Healthcare Corporation, including those in this announcement, involve known and unknown risks, which may cause actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectations include, without limitation, the ongoing impact of the U.S. recession, the termination of the TennCare contract, the wind-down of our CMS Medicare business, the integration of the recent acquisition of Pulse Systems, LLC, the ongoing impact of the global credit and financial crisis and other changes in general economic conditions, the effects of state and federal regulations, the effects of any future acquisitions, and other risks described from time to time in each of United American Healthcare’s SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.
Contacts:

Company	Investor Relations
Merrill Weber, Secretary and General Counsel United American Healthcare Corporation 773-406-2386 / merrilleweber@yahoo.com	Jeff Tryka, CFA Lambert, Edwards & Associates 616-233-0500 / jtryka@lambert-edwards.com
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